Exhibit 3-1

    Amendment to The Goldfield Corporation's By-Laws Effective July 15, 2005

On July 15, 2005, The Goldfield Corporation's Board of Directors amended The Goldfield Corporation's By-Laws by replacing Article XIII with the following text:

                                  ARTICLE XIII

Section 1. General. The Company shall indemnify to the full extent authorized or permitted by law (as now or hereinafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director, officer, employee or other agent of the Company or by reason of the fact that such director, officer, employee or other agent, at the request of the Company, is or was serving any other company, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. No amendment or repeal of this Section 1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 2. Procedure. Any indemnification under Section 1 of this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct as defined by applicable law. Such determination shall be made by either (i) the Board by a majority vote of a quorum of directors who are not party to such action, suit or proceeding or (ii) an independent legal counsel as set forth in a written opinion (it being understood that such independent legal counsel shall make such determination only if the quorum of directors referred to in clause (i) above is not obtainable or if the Board by a majority vote of a quorum of directors who are not party to such action, suit or proceeding so directs).

Section 3. Expenses. The expenses incurred by a director, officer, employee or other agent of the Company in any action, suit or proceeding shall be paid promptly by the Company in advance of the final disposition of the action, suit or proceeding at the written request of the director, officer, employee or other agent of the Company to the fullest extent permitted by applicable law as it presently exists or hereinafter amended; provided, however, that the director, officer, employee or other agent of the Company shall set forth in such request reasonable evidence that such expenses have been incurred by the director, officer, employee or other agent of the Company in connection with such action, suit or proceeding, a statement that such expenses are permissible under the standards set forth under applicable law and an undertaking in writing to repay any advances if it is ultimately determined that the director, officer, employee or other agent is not entitled to indemnification under these By-Laws. Advances of expenses shall be made without regard to the ability to repay the advances. An indemnitee's obligation to repay the Company for advances shall be unsecured and no interest shall be charged thereon.

Section 4. Insurance. The Company may, but shall have no obligation to do so, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or


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other agent of the Company, or is serving at the request of the Company as a director, officer, employee, or agent of another Company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of law.

Section 5. Exclusivity. The rights and authority conferred in this article shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.